UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2011

STERLING GROUP VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51775	72-1535634
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

308 - 1228 Marinaside Cr.,
Vancouver, B.C., Canada	V6Z 2W4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 689-4407

n/a
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 3 - Securities and Trading Markets

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

The Company issued 20,000,000 units at a price of $0.10 per unit and 752,500 units for finder's fee in a private placement. Each unit consists of one common share and one share purchase warrant to buy an additional share for $0.15 per share with an expiry date of January 31, 2012. The securities were (i) sold for cash under written Subscription Agreements between the Company and several investors and (ii) issued as a finder's fee in connection to the private placement. The Corporation received $2,000,000 in cash proceeds from the offering. The proceeds from this private placement will be used for the Phosphate projects in Hunan, China and general working capital.

The Company also issued 801,666 common shares at a price of 0.18 per share from the exercise of warrants by warrant holders and received $144,300 in cash proceeds.

The shares were issued with a Rule 144 based upon the exemption from registration found in Section 4(2) and Regulation S of the Securities Act. Each purchaser for cash executed a written subscription agreement, had an opportunity to ask questions and receive answers from management and was informed about the limitations on resale under Rule 144.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING GROUP VENTURES, INC.

/s/Raoul Tsakok
Raoul Tsakok
Chairman & CEO

March 16, 2011